EXHIBIT 10.26
EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is made and entered into as of January 1, 2017 (the "Effective Date") by and between CytRx Corporation, a Delaware corporation ("Employer"), and Daniel Levitt, M.D., Ph.D., an individual and resident of the State of California ("Employee").
WHEREAS, Employer desires to continue to employ Employee, and Employee is willing to be employed by Employer, on the terms set forth in this Agreement.
NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
1. Employment.  Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as Employer's Chief Operating Officer and Chief Medical Officer on the terms set forth herein.
2. Duties and Places of Employment.  Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are mutually agreed to in writing from time to time by Employee and Employer's Chairman of the Board and Chief Executive Officer. Subject to the succeeding sentences, Employee's services hereunder shall be rendered at Employer's San Francisco office and its corporate offices in Los Angeles, California, except for travel when and as required in the performance of Employee's duties hereunder. Employee may work remotely from the San Francisco office and during such time, Employee shall make himself readily accessible to Employer by telephone, via the Internet or other remote access, as Employee deems reasonably necessary for the performance of Employee's services hereunder. Employer shall make available to Employee remote computer access in Employer's San Francisco office to Employer's computerized systems and shall provide technical and hardware support.
3. Time and Efforts.  Subject to this Section 3, Employee shall devote all of his business time, efforts, attention and energies to Employer's business. Employer agrees that Employee may continue to serve as a member of the board of directors of Aquinox Corp. and as a member of the board of directors of the San Francisco SPCA. In addition, Employee may serve on the board or advisory committee of other companies or organizations or provide consulting services to other companies or organizations, provided in each case that such company or organization is not directly competitive with Employer.  Employee shall inform Employer of such services.
4. Term.  The term (the "Term") of Employee's employment hereunder shall commence on the Effective Date and shall expire on December 31, 2017, unless sooner terminated in accordance with Section 6.  Neither Employer nor Employee shall have any obligation to extend or renew this Agreement.  In the event that Employee's employment has not theretofore been terminated and Employer neither offers to extend or renew Employee's employment under the Agreement nor offers Employee an opportunity to serve as a consultant to the Employer, then following the expiration of the Term Employer shall continue to pay Employee his salary as provided for in Section 5.2 during the one-year period ending December 31, 2018.
5. Compensation.  As total consideration for Employee's services hereunder, Employer shall pay or provide Employee the following compensation and benefits:
5.1
Promotion Bonus.  Employee shall be entitled to a one-time bonus as a result of his promotion to Chief Operating Officer and his continued responsibilities as Chief Medical Officer of SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($625,000.00), which shall be paid by Employer on the first regular payroll in January 2017.

5.2	Salary; Bonus; Stock Options.
(a) Employee shall be entitled to receive an annual salary of SIX HUNDRED TWENTY FIVE THOUSAND DOLLARS ($625,000.00), payable in accordance with Employer's normal payroll policies and procedures.
(b) Employee shall be eligible for a bonus for his services during the Term in Employer's discretion, but not less than ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) with respect to calendar year 2017.  Any bonus payable to Employee shall be paid no later than the last regular payroll of 2017.
(c) Employee also shall be eligible for grants of stock options, restricted stock and other equity awards based on Employer stock in accordance with Employer's practices and policies with respect to its senior executives.
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5.3
Expense Reimbursement.  Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee's duties in accordance with Employer's usual practices and policies in effect from time to time including, but not limited to: meeting registration; ground transportation to and from airports; ground transportation selected by Employee to and from hotels, meeting sites, restaurants, and other destinations; lodging and meals; provided, however, that Employee shall be permitted to fly first class on all plane trips that are scheduled for more than two hours in duration. When Employee travels to and from Employer's corporate offices, Employer shall pay for (i) round-trip airfare and airport parking or other ground transportation to and from the airports, or, (ii) if driving, the cost of gas, tolls and meals, but shall not pay for any other food or other incidentals except as specifically set forth herein.  During the Term, Employer shall provide Employee with (i) hotel, parking and meal accommodations while Employee is working at Employer's corporate offices in reasonable proximity to Employer's corporate offices as chosen by Employee, (ii) Employer-paid memberships to one airline club, and (iii) the use of a rental car with Employer-paid car rental insurance, or at Employee's election reimbursement for car services selected by Employee, while working in Los Angeles, California.

5.4	Tax Gross-Ups.
(a) In the event it shall be determined that any payment by the Employer to or for the benefit of Employee under Section 5.3 above (whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.4) (a "Travel, Hotel and Meal Payment") would be subject to federal or state income or payroll tax (such income and payroll tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Additional Section 5.3 Income Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Additional Section 5.3 Income Tax imposed upon the Travel, Hotel and Meal Payments.
(b) In the event it shall be determined that any payment or distribution by the Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, including Section 5.3 above, or otherwise, but determined without regard to any additional payments required under this Section 5.4) (a "Change in Control Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Parachute Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Parachute Gross-Up Payment, Employee retains an amount of the Parachute Gross-Up Payment equal to the Excise Tax imposed upon the Change in Control Payments.
(c) Subject to the provisions of Section 5.4(d) hereof, all determinations required to be made under this Section 5.4, including whether and when a Gross-Up Payment or a Parachute Gross-Up Payment is required and the amount of such Gross-Up Payment or Parachute Gross-Up Payment, whichever shall apply, and the assumptions to be used in arriving at such determination, shall be made by an independent auditor (the "Auditor") jointly selected by Employee and Employer and paid by Employer. If Employee and Employer cannot agree on the firm to serve as the Auditor, then they shall each select an accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Unless Employee agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of Employer. Employee and Employer shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such proceeding or claim (including attorneys' fees and other expenses incurred by Employee in connection therewith) shall be paid by Employer promptly upon demand by Employee, and any such payment shall be subject to a Parachute Gross-Up Payment under this Section 5.4 in the event that Employee is subject to Excise Tax on it or a Gross-Up Payment in the event that Employee is subject to an Additional Section 5.3 Income Tax on it.
(d) The Auditor shall provide detailed supporting calculations both to the Employer and Employee within 15 business days of the receipt of notice from Employee that there has been a Change in Control Payment or the Travel, Hotel and Meal Payment is being treated as taxable income to Employee.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any Gross-Up Payment or Parachute Gross-Up Payment, as determined pursuant to this Section 5.4, shall be paid by the Employer to Employee on the first to occur of (i) five business days prior to the time the Excise Tax or the Additional Section 5.3 Income Tax, as applicable, is payable and (ii) within five days of the receipt of the Auditor's determination.  Any determination by the Auditor shall be binding upon the Employer and Employee.  As a result of the uncertainty in the application of Sections 61 or 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that Gross-Up Payments or Parachute Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Employer exhausts its remedies pursuant to Section 5.4(e) and Employee thereafter is required to make a payment of any Additional Section 5.3 Income Tax or any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of Employee.
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(e) Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment or the Parachute Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than thirty days after Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:
(i) give the Employer any information reasonably requested by the Employer relating to such claim;
(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;
(iii) cooperate with the Employer in good faith in order effectively to contest such claim; and
(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions to this Section 5.4(e), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim.
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5.5
Vacation.  Employee shall continue to accrue vacation days without loss of compensation in accordance with Employer's usual policies applicable to all employees at a rate of four weeks' vacation time for each 12-month period during the Term.

5.6
Employee Benefits.  Employee shall be eligible to participate in any employee benefits made available generally by Employer to all of its employees under its group plans and employment policies in effect during the Term. Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.7
Payroll Taxes.  Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

5.8 Equity Awards.  In connection with the execution and delivery of this Agreement, to the extent not otherwise provided for in such stock option agreements, Employer and Employee shall enter into mutually satisfactory amendments to all stock option agreements between Employer and Employee pursuant to Employer's 2008 Stock Incentive Plan to provide for (a) the vesting, in full, of the stock options subject to each such stock option agreement in the event of, and upon, FDA approval to market aldoxorubicin in no fewer indications than lyposarcoma and leiomyosarcoma, or small cell lung cancer, and (b) the extended exercisability of all vested options in the event of termination of Employee's employment hereunder other than termination by Employer for Cause.
6. Termination.  This Agreement may be terminated as set forth in this Section 6.
6.1	Termination by Employer for Cause. Employer may terminate Employee's employment hereunder for "Cause" upon notice to Employee. "Cause" for this purpose shall mean any of the following:
(a) Employee's breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and evidence of such breach, and affording Employee at least 30 calendar days to correct such breach;
(b) Employee's conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;
(c) Employee's conviction of fraud injurious to Employer or its reputation; and
(d) Employee's continual failure or refusal (other than due to his death or "Disability" as defined in Section 6.3) to perform his material duties as required under Schedule 1 to this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least 30 calendar days to correct the same.
Upon termination of Employee's employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment in a lump sum, not later than three days after the date of termination, equal to the sum of (1) of any accrued but unpaid salary and unused vacation as provided in Sections 5.2(a) and 5.5 as of the date of such termination, (2) any accrued and unpaid bonus as provided in Sections 5.1 and 5.2(b), and (3) such benefits, if any, to which Employee or his dependents or beneficiaries may then be entitled as a participant under the employee benefit plans referred to in Section 5.6.  In the event of the termination of Employee's employment for Cause, Employee's stock options and any other equity awards based on Employer's securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc. shall, to the extent then vested and exercisable, remain vested and exercisable in accordance with their terms.  In addition, Employee shall be entitled to retain and have full ownership of all electronic devices provided to Employee (including, without limitation, a computer, telephone and tablet); provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Employee.
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6.2
Termination by Employer without Cause.  Employer may also terminate Employee's employment without Cause upon not less than ten days written notice to Employee.  Upon the effective date of the termination of Employee's employment by Employer without Cause under this Section 6.2, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (a) a lump sum cash payment on the effective date of Employee's termination of employment of (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, (2) any accrued and unpaid bonus as provided in Sections 5.1 and 5.2(b), and (3) such benefits, if any, to which Employee or his dependents or beneficiaries may then be entitled as a participant under the employee benefit plans referred to in Section 5.6; (b) as of the effective date of Employee's termination, full (100%) and immediate vesting of all of Employee's stock options and any other equity awards based on Employer securities, such as restricted stock units, stock appreciation rights, performance units, etc., and all stock options and other equity awards  shall remain exercisable for their full term, (c) payment of any Tax Gross-Up or Parachute Tax Gross-Up payment as described in Section 5.4, (d) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to Employee's salary as provided in Section 5.2(a) that would otherwise be payable for the period (the "Severance Period") commencing on the date of termination of Employee's employment and ending on the first anniversary of such termination date, provided that if the date of termination occurs following a Change of Control (as hereinafter defined), then the salary described in this clause shall instead be calculated using a 24-month "Severance Period" that commences on the date of termination and ends on the second anniversary of such termination date, (e) retain and have full ownership of all electronic devices provided to Employee (including, without limitation, a computer, telephone and tablet), provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Employee, and (f) continued participation, at Employer's cost and expense, of Employee and his dependents, for a period of 12 months following such termination, in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination. Employee's rights to the benefits under clause (d) of this Section 6.2 shall be conditioned on Employee's prior execution and delivery to Employer of the General Release of All Claims in the form attached hereto as Exhibit A.

6.3
Death or Disability.  In the event of Employee's death or "Disability" (as defined below) during the Term, the Employee's employment shall automatically cease and terminate as of the date of Employee's death or the effective date of Employer's written notice to Employee of its decision to terminate his employment by reason of his Disability, as the case may be, and Employee or his heirs or personal representative shall be entitled to the same payments and benefits, at the same times, as described in Section 6.2 for a termination of employment by Employer without Cause.  Likewise, as of the effective date of Employee's death or termination due to Disability, full (100%) and immediate vesting of all of Employee's stock options and any other equity awards based on Employer securities, such as restricted stock units, stock appreciation rights, performance units, etc., held by Employee at the time of his death or Disability and all stock options and other equity awards shall remain exercisable thereafter for their full term.  In addition, Employee or his heirs or personal representative shall be entitled to retain and have full ownership of all electronic devices provided to Employee (including, without limitation, a computer, telephone and tablet); provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Employee or such heirs or personal representatives.  Notwithstanding the foregoing or any provision of Section 6.2, Employer's obligation to pay Employee the salary called for in Section 6.2 for the Severance Period following termination of his employment by reason of his Disability shall be subject to offset and shall be reduced by any and all amounts paid to Employee under any disability insurance policy paid or provided for by Employer as provided in Section 5.6 or otherwise. Employee's "Disability" shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee's inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.

6.4
Termination by Employee for Good Reason.  Employee may terminate his employment hereunder for "Good Reason," which shall mean any material breach by Employer of the terms hereof that is not corrected by Employer within five days after written notice by Employee to Employer, including, without limitation, (i) the assignment to Employee of any duties inconsistent in any respect with his position as Chief Operating Officer and Chief Medical Officer (including status, offices, titles, reporting requirements, authority, duties or responsibilities); (ii) any failure by Employer to comply with its compensation obligations under this Agreement; (iii) Employer's requiring Employee to relocate from San Francisco or report to any office or location more than ten miles of the current location of the Company's headquarters; or (iv) the failure of any purchaser of substantially all the assets of the Employer to assume or renew this Agreement.  If Employee terminates his employment for Good Reason, subject to Employer's right to cure as set forth above, the termination shall take effect on the effective date (determined under Section 15) of the written notice to Employer, and Employee shall be entitled to the same payments and benefits, at the same times, described in Section 6.2 for a termination by Employer without Cause. Likewise, as of the effective date of Employee's termination for Good Reason, to the extent not otherwise vested, full (100%) and immediate vesting of all of Employee's stock options and any other equity awards based on Employer securities, such as restricted stock units, stock appreciation rights, performance units, etc., and all stock options and other equity awards shall remain exercisable thereafter for their full term. In addition, Employee shall be entitled to retain and have full ownership of all electronic devices provided to Employee (including, without limitation, a computer, telephone and tablet); provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Employee.

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6.5 Termination by Employee without Good Reason.  Employee shall have the right to voluntarily terminate his employment hereunder at any time without Good Reason upon 30 days' written notice to Employer.  A voluntary termination by Employee in accordance with this Section 6.5 shall not be deemed a breach of this Agreement.  Upon any voluntary termination of employment by Employee without Good Reason pursuant to this Section 6.5, Employee shall be entitled only to such payments and benefits as those described in Section 6.1 for a termination by Employer for Cause.   In addition, Employee shall be entitled to retain and have full ownership of all electronic devices provided to Employee (including, without limitation, a computer, telephone and tablet); provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Employee.
6.6 Termination in Connection with a Change in Control.  For purposes of this Agreement, a "Change in Control" shall have the meaning ascribed to such term in Employer's 2000 Long-Term Incentive Plan and shall also have the meaning ascribed to the term "Corporate Transaction" in Employer's 2008 Stock Incentive Plan, as each such Plan may be amended from time to time. If a Change in Control occurs during the Term, and if, within two years after the date on which the Change in Control occurs, Employee's employment is terminated by Employer without Cause or by Employee for Good Reason, then Employee will be entitled to the payments and benefits described in the proviso found in Section 6.2(d) above, at the same times, described in Section 6.2 for a termination by Employer without Cause.
6.7
                            No Mitigation; No Offset.  Employee shall have no obligation to seek other employment or to otherwise mitigate Employer's obligations to him arising from the termination of his employment, and no amounts paid or payable to Employee by Employer under this Agreement shall be subject to offset for any remuneration to which Employee may become entitled from any other source after his employment with Employer terminates, whether attributable to subsequent employment, self-employment or otherwise.

7. Confidentiality.  While this Agreement is in effect and for a period of five years thereafter, and except as otherwise required by law or legal process and after reasonable notice to Employer and opportunity for Employer to intervene, Employee shall hold and keep secret and confidential all "trade secrets" (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee's duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law.  Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer's property, including, but not limited to, all documents concerning Employer's business, including Employee's work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee's possession or under Employee's control. Upon the expiration or earlier termination of Employee's employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee's possession or under Employee's control.
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8. Equitable Remedies and Injunctive Relief.  Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith.  This provision shall not, however, diminish Employer's right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
9. Indemnification; Insurance.  Employer and Employee acknowledge that, as the Chief Operating Officer and Chief Medical Officer of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the fullest extent of the law as set forth in the Indemnification Agreement dated December 9, 2013 between the parties.
10. Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
11. Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.
12. Entire Agreement.  Except for the Indemnification Agreement dated December 9, 2013 and the amendments to the stock option agreements referred to in Section 5.8, this Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior agreements, written or oral, between Employee and Employer relating to the subject matter hereof.  Any such prior agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.
13. Amendment.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee).  The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.
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Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California's choice-of-law rules.
14. Notice.  All notices and other communications under this Agreement shall be in writing and mailed or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):
If to Employer:
CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California  90049
 Attention: Chief Executive Officer
If to Employee:
Daniel Levitt, M.D., Ph.D.
[Residence Address]
15. Survival.  Sections 4, 5.2, 5.3, 5.4, 6 through 16 and 18 through 20 shall survive the expiration or termination of this Agreement.
16. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.  A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.
17. Attorney's Fees.  In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys' fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.
18. No Interpretation of Ambiguities Against Drafting Party.  This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with herein. Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.
19. Section 409A of the Code.  This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder ("Section 409A"), and shall be administered in accordance with Section 409A to the extent Section 409A of the Code applies to the Agreement. Notwithstanding anything in the Agreement to the contrary, distributions pursuant to the Agreement that are subject to Section 409A may only be made in a manner, and upon an event, permitted by Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imposition of any additional tax, penalty or interest under Section 409A while preserving, to the extent possible, the intended benefits hereunder payable to Employee.  Employer and Employee agree that any payment made pursuant to this Agreement due to Employee's "separation from service" as defined in Section 409A shall be delayed in accordance with Section 409A(a)(2)(B)(i) of the Code (six month delay) if and to the extent required to avoid the imposition of any tax, penalty or interest under Section 409A. Any such delayed payments will be paid in a lump sum on the earliest date on which the Company may provide such payment to Employee without Employee's incurring any additional tax or interest pursuant to Section 409A.  Further, any additional cost to Employee by reason of such postponement period, including, for example, Employee's payment of the cost of health benefits during the postponement period, shall be reimbursed by the Company to Employee after such period has ended. If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to Employee's beneficiary, or if none, to the personal representative of Employee's estate within 30 days after the date of Employee's death.
[Signature Page Follows]
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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.
"EMPLOYER"

CytRx Corporation

By: /s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Chairman and Chief Executive Officer

"EMPLOYEE"

/s/ DANIEL LEVITT, M.D., PH.D.
Daniel Levitt, M.D., Ph.D.

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EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
This General Release of All Claims is made as of _________, 20__ ("General Release"), by and between Daniel Levitt, M.D., Ph.D. ("Executive") and CytRx Corporation, a Delaware corporation (the "Company"), with reference to the following facts:
WHEREAS, this General Release is provided for in, and is in furtherance of, the Employment Agreement, dated as of January 1, 2017, between the Company and Executive (the "Employment Agreement");
WHEREAS, Executive desires to execute and deliver to the Company this General Release in consideration of the Company's providing Executive with certain severance benefits pursuant to Section 6.2 of the Employment Agreement; and
WHEREAS, Executive and the Company intend that this General Release shall be in full satisfaction of any and all obligations described in this General Release owed to Executive by the Company, except as expressly provided in this General Release.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, Executive and the Company agree as follows:
1. Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "Releasers"), does hereby release, waive, and forever discharge the Company and each of its agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the "Releasees") from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, obligations, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever other than the post termination payments and rights described in sections 5.3,5.4, 6.2, 6.3. 6.4 and 9 of the Employment Agreement, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive's employment with and services to the Company or any of its affiliates; (b) the termination of Executive's employment with and services to the Company and any of its affiliates; or (c) any event whatsoever occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement between Executive, on the one hand, and the Company or its affiliates, on the other hand) and any action arising in tort including, but not limited to, libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act or the discrimination or employment laws of any state or municipality, and any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes, but is not limited to, a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with or services to the Company or any of its affiliates or the termination of that employment or those services; and any claims under the Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 et seq. or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) the Executive's rights to receive the compensation and benefits provided for in Section 6.2 of the Employment Agreement: or (ii) Executive's rights under any stock option agreement between Executive and the Company.
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2. Executive understands and agrees that he is expressly waiving all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542") with respect to the Releasees.  Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this General Release is intended to include all claims, if any, which Executive may have and which he does not now know or suspect to exist in his favor against the Releasees and Executive understands and agrees that this Agreement extinguishes those claims.
3. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive, however, waives Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing) pursue any claims on Executive's behalf.  Executive represents and warrants that Executive has not filed any complaint, charge or lawsuit against the Releasees with any government agency or any court.
4. Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release.  Nothing in this General Release is intended to reflect any party's belief that Executive's waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.
5. Executive acknowledges and recites that:
a) Executive has executed this General Release knowingly and voluntarily;
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Executive has read and understands this General Release in its entirety;
b) Executive acknowledges that he has been advised by his own legal counsel and has sought such other advice as he wishes with respect to the terms of this General Release before executing it;
c) Executive's execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and
d) Executive has not sold, assigned, transferred or conveyed any claim, demand, right, action, suit, cause of action or other interest that is the subject matter of this General Release.
6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of California, except for the application of preemptive Federal law.
7. Executive acknowledges that he is waiving his rights under the ADEA and the Older Worker's Benefit Protection Act and therefore, in compliance with those statutes, acknowledges the following:
a) Executive acknowledges that he has been provided a minimum of twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;
b) Executive acknowledges that he shall have seven days from the date he executes this General Release to revoke his waiver and release of any ADEA claims only (but not his waiver or release hereunder of other claims) by providing written notice of the revocation to the Company, and that, in the event of such revocation, the provisions of clauses (a)(2) and (b) of Section 6.2 of the Employment Agreement shall thereupon become null and void and the Company shall be entitled to a return from Executive of all payments to Executive pursuant to such clauses;
c) Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement; and
d) Executive acknowledges that the consideration given in exchange for this waiver and release Agreement is in addition to anything of value to which he was already entitled.
PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: ___________________, 20__	Daniel Levitt, M.D., Ph.D.
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Schedule 1

Description of Duties
The Chief Operating Officer and Chief Medical Officer of CytRx Corporation (the "Company") shall:
•
Develop primary goals, operating plans, and short and long-range objectives for the company. Together with other executive team members, the Company's Chief Executive Officer and the Company's Board of Directors, help set company clinical development priorities and goals and develop creative strategies to achieve them with the goal of leading to regulatory approval of products.

•
Direct, monitor and lead the clinical, regulatory and R&D staff in the implementation of the Company's strategies, including through development of clinical protocols, liaising with clinical investigators, study start-up, conduct and close-out activities, analyzing data, reviewing reports and FDA submissions, and representing the company at scientific and clinical meetings.

•	Together with other executive team members, help develop and oversee the Company's business plan and budget.
•	Oversee all aspects of clinical, regulatory and R&D staff administration, including hiring, terminations and performance evaluations.
•
Represent the Company on scientific and technical matters at internal and external functions, to the financial community, partners, stockholders, major customers, government agencies, and the general public.

•	Facilitate go/no go decisions on the development of products.
•	Support the business development team on the technical due diligence associated with investor relations, in-licensing, out-licensing, acquisitions, and co-development agreements.
•	Work with legal advisors on enriching and optimizing the Company's intellectual property portfolio.
•	Conduct briefings for senior management and the Board of Directors.
•	Ensure adherence to SOPs, Good Clinical Practice and FDA regulations.
•	Copy the Chief Executive Officer on all material email and written correspondence as determined by the Chief Operating Officer and Chief Medical Officer.

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Schedule 2

Summary of Group Plans
1.	See CytRx Corporation Employee Benefits Handbook, Part II dated January 1, 2017, which is incorporated herein by reference.
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